UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On December 3, 2013, the Board of Directors (the “Board”) of Brooks Automation, Inc. (the “Company”) voted to establish the Company’s Performance Based Variable Compensation Plan for the fiscal year ending September 30, 2014 (the “FY 14 PBVC Plan”). Executive officers, including named executive officers, and additional key management personnel participate in the FY 14 PBVC Plan.
Each fiscal year, the Human Resources and Compensation Committee (the “HRC Committee”) of the Board of Directors and the full Board establish performance based variable compensation opportunities for the CEO and review and approve those submitted by the CEO for the named executive officers against the financial targets, goals and objectives established to measure performance. They use tailored corporate financial performance measures and individual objectives for named executive officers and senior executives to focus performance and accountability around those measures and objectives. This assures a high level of accountability in assessing performance and approving awards.
Under the FY 14 PBVC Plan, participants are eligible for a cash bonus based on the achievement against corporate financial targets for total revenue, total operating income and return on invested capital (ROIC) for the Company's Product Solutions and Global Services business segments, in each case for the fiscal year ending September 30, 2014, as well as non-financial individual performance goals for each senior executive (including the CEO) based on an assessment of each executive’s accomplishments at the conclusion of the fiscal year. In addition, participants affiliated with a specific business segment are also measured on the financial performance of that business segment. Any payouts to executive officers under the FY 14 PBVC Plan will be predicated upon the Company first realizing a threshold level of revenue and operating income at predetermined targets.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: December 9, 2013	Jason W. Joseph Vice President, General Counsel and Secretary

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